UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Mikron Infrared, Inc.
                                (Name of Issuer)

                          Common Stock, $.003 par value
                         (Title of Class of Securities)

                                   59862R 10 3
                                 (CUSIP Number)

                           Gerald D. Posner, President
                              Mikron Infrared, Inc.
                                16 Thornton Road
                            Oakland, New Jersey 07436

                                 with a copy to:

                             Steven D. Dreyer, Esq.
                     Arent Fox Kintner Plotkin & Kahn, PLLC
                                  1675 Broadway
                          New York, New York 10019-5874
                                 (212) 484-3917
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 October 8, 2003
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box: |_|

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 2 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     GERALD D. POSNER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    579,761*
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        NONE**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           579,761*
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    NONE**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     579,761*
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.51% *
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 3 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     DENNIS L. STONEMAN
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    338,095*
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        46,000**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           338,095*
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    46,000**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,095*
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.96%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** Except for the shares that the Reporting Person jointly owns with Eileen Stoneman, the Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 4 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     EILEEN STONEMAN
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    6,000
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        46,000**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           6,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    46,000**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     52,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.94%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

**    Except for the shares that the Reporting Person jointly owns with Dennis
      L. Stoneman, the Reporting Person disclaims that she beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 5 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     DENNIS L. STONEMAN AND EILEEN STONEMAN, JTWROS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    NONE
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        46,000**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           NONE
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    46,000**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     46,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.83%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

**    Except for (i) the shares that these Reporting Persons own as JTWROS and
      (ii) the shares that each of them owns individually, these Reporting Persons disclaim that either of them beneficially owns, and/or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 6 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     DREW STONEMAN
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    11,000
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        6,000**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           11,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    6,000**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.31%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** Except for the shares that the Reporting Person jointly owns with Lori Marino, the Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 7 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     DREW STONEMAN AND LORI MARINO, JTWROS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    NONE
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        6,000**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           NONE
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    6,000**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.11%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

**    Except for (i) the shares that these Reporting Persons own as JTWROS and
      (ii) the shares that Drew Stoneman owns individually, these Reporting Persons disclaim that either of them beneficially owns, and/or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 8 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     DENNIS STONEMAN, JR. AND SANDRA STONEMAN, JTWROS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    NONE
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        42,200**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           NONE
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    42,200**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     42,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.77%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** Except for the shares that these Reporting Persons own as JTWROS, these Reporting Persons disclaim that either of them beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                    Page 9 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     MILLIE MEROLLA
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    3,000
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        NONE**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           3,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    NONE**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     LESS THAN ONE TENTH OF ONE PERCENT%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person disclaims that she beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 10 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     PAUL A. KOHMESCHER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    15,000*
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        NONE**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           15,000*
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    NONE**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,000*
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.27% *
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 11 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     LAWRENCE C. KARLSON
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    174,500*
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        NONE**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           174,500*
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    NONE**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     174,500*
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.16%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 12 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     HERMANN SCHLOSSER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     GERMANY
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    72,500
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        NONE**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           72,500
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    NONE**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     72,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.31%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons. Also, does not include shares as to which Karen Beck, the Reporting Person's daughter, claims sole voting and dispositive powers. See the Schedule 13G filed by Ms. Beck on December 2, 2002.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 13 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     WILLIAM J. ECKENRODE
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    55,000*
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        NONE**
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           55,000*
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    NONE**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     55,000*
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.0%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 14 of 19 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     EARNEST M. EMERY
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    NONE
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        30,000* **
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           NONE
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    30,000* **
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     |X|**

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.54%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

*     See Item 5(a) and Note 1 to the table contained therein

** The Reporting Person's shares are held by Earnest M. Emery and Caroline Emery, Trustees of the Earnest M. Emery and Caroline Emery Family Trust. The Reporting Person disclaims that he beneficially owns, or shares the right to vote or dispose of, the shares of any of the other Reporting Persons.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 15 of 19 Pages


      This Amendment No. 2 (this "Amendment" or this "Amendment No. 2") amends and supplements the Statement on Schedule 13D filed with the Securities and Exchange Commission ("SEC") on March 28, 2003 (the "Statement" or "Schedule 13D") by Gerald D. Posner, Dennis L. Stoneman, Eileen Stoneman, Drew Stoneman, Lori Marino, Dennis Stoneman, Jr., Sandra Stoneman, Millie Merolla, Paul A. Kohmescher, Lawrence C. Karlson, Hermann Schlosser, William J. Eckenrode and Earnest M. Emery, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on March 27, 2003, with respect to the Common Stock, par value $0.003 per share, of Mikron Infrared, Inc., a New Jersey corporation (the "Issuer"). All capitalized terms not otherwise defined in this Amendment No. 2 shall have the same meanings ascribed thereto in the Schedule 13D.

ITEM 1. Security and Issuer

      There is no change to Item 1.

ITEM 2. Identity and Background

      Item 2 is hereby amended and supplemented by deleting paragraphs 2 (a) -
(c) (iv) and (vi) thereof and replacing them with the following:

            (iv) Drew Stoneman, whose residence address is 43 East 10th Street, Apt. 5J, New York, New York 10003. Mr. Stoneman is a son of Dennis L. Stoneman and Eileen Stoneman. He is currently employed by Parade Magazine as a marketing manager. His business address is 711 Third Avenue, New York, New York 10017.

            (vi) Dennis Stoneman, Jr., whose residence address is 817A North Taney Street, Philadelphia, Pennsylvania 19130, is a son of Dennis L. Stoneman and Eileen Stoneman. He is currently employed by Pali Capital, Inc. as a commodities trader. His business address is 650 Fifth Avenue, New York, New York 10019.

ITEM 3. Source and Amount of Funds or Other Consideration

      There is no change to Item 3.

ITEM 4. Purpose of Transaction

      Item 4 is hereby amended such that the last paragraph thereof, restated in its entirety, is as follows:

      Although the members of the Director Group own or control, individually or, in the case of Dennis L. Stoneman, jointly with his wife, less than 22%, in the aggregate, of the Issuer's outstanding Common Stock, the members of the Director Group consider themselves to be affiliates of the Issuer, as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Act"). Therefore, although the Director Group does not, at present, have any specific plan or proposal which relates to or would result in any of the transactions or occurrences

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 16 of 19 Pages


described in paragraphs (i) - (x) above, they possess the power and authority to cause such transactions and/or occurrences to be implemented, and do not disclaim that they may undertake one or more of such transactions or occurrences in the future.

ITEM 5. Interest in Securities of the Issuer

      Item 5 is hereby amended and restated in its entirety, as follows:

      (a) For purposes of the disclosures made in the Schedule 13D as amended by this Amendment, the Issuer has outstanding or is deemed to have outstanding (i) 5,078,200 shares of Common Stock of the Issuer disclosed as outstanding in the Issuer's Report on Form 10-QSB for the Quarter ended July 31, 2003, filed with the SEC on September 15, 2003 (SEC file No. 0-15486), plus (ii) 171,428 shares of Common Stock which, according to a statement on Form 4 filed by Dennis L. Stoneman with the SEC on October 8, 2003 were issued to him on said date; and
(iii) 266,428 shares of Common Stock which, as disclosed in the Issuer's definitive proxy statement filed with the SEC on April 11, 2003, are issuable pursuant to options which certain of the Reporting Persons may exercise within 60 days of the date of this Amendment, and therefore, are deemed to be outstanding pursuant to Rule 13 d-3(d)(1)(i)(A) of the Act. Based on the foregoing, the Reporting Persons, (i) collectively, would beneficially own 1,379,056 shares (25.00%) of the outstanding Common Stock of the Issuer (including the 266,428 shares of Common Stock deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i)(A) of the Act); and (ii) individually, would beneficially own the outstanding Common Stock of the Issuer, as follows:

                       Name of Reporting Person                               Shares Owned          Percentage (1)
                       ------------------------                               ------------          ----------
Gerald D. Posner                                                                  579,761 (2)           10.51%
Dennis L. Stoneman                                                                338,095                6.13%
Dennis L. Stoneman and Eileen Stoneman, JTWROS                                     46,000                0.83%
Eileen Stoneman                                                                     6,000                0.11%
Drew Stoneman                                                                      11,000                0.20%
Drew Stoneman and Lori Marino, JTWROS                                               6,000                0.11%
Dennis Stoneman, Jr. and Sandra Stoneman, JTWROS                                   42,200                0.77%
Millie Merolla                                                                      3,000                0.05%
Paul A. Kohmescher                                                                 15,000 (3)            0.27%
Lawrence C. Karlson                                                               174,500 (4)            3.16%
Hermann Schlosser                                                                  72,500                1.31%
William J. Eckenrode                                                               55,000 (5)            1.00%
Earnest M. Emery                                                                   30,000 (6)            0.54%
                                                                               ----------              ------
                                                                                1,379,056               25.00%

----------
(1) For purposes of calculating the percentage of ownership of Common Stock held by each Reporting Person, Issuer is deemed to have 5,516,056 shares of Common Stock outstanding, i.e., 266,428 more shares than are actually outstanding.

(2) Includes 171,428 shares of Common Stock issuable pursuant to options which may be

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 17 of 19 Pages


exercised within 60 days of the date of this Amendment.

(3) Includes 10,000 shares of Common Stock issuable pursuant to options which may be exercised within 60 days of the date of this Amendment.

(4) Includes 35,000 shares of Common Stock issuable pursuant to options which may be exercised within 60 days of the date of this Amendment.

(5) Includes 25,000 shares of Common Stock issuable pursuant to options which may be exercised within 60 days of the date of this Amendment.

(6) All of these shares are held by Earnest M. Emery and Caroline Emery, Trustees of the Earnest M. Emery and Caroline Emery Family Trust.

      (b) Except for the Reporting Persons identified in the immediately preceding table as joint tenants with rights of survivorship ("JTWROS") or as trustees, the Reporting Persons disclaim beneficial ownership with respect to one another's shares. The Reporting Persons identified in the immediately preceding table as joint tenants with rights of survivorship and as trustees share all voting rights and rights of disposition with their respective co-tenants and co-trustees with regard to the shares identified as being owned by them in said table.

(c) Except for the purchase of the Shares, none of the Reporting Persons effected any transactions in the Issuer's Common Stock during the past sixty
(60) days, other than as follows:

      On September 14, 2003, Dennis L. Stoneman, using his own funds, exercised an option to purchase 171,428 unregistered shares of the Issuer's Common Stock at a purchase price of $1.00 per share. Said option was granted to Mr. Stoneman on May 3, 1999 pursuant to the Issuer's Omnibus Stock Incentive Plan. Such transaction was completed on October 8, 2003 upon delivery of a certificate to Mr. Stoneman evidencing his ownership of those shares. The certificate contains a legend restricting the transfer of the shares and a stop transfer note has been placed in the appropriate records maintained by the Transfer Agent of the Issuer's Common Stock.

(d)   Not Applicable

(e)   Not Applicable

ITEM 6. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

      There is no change to Item 6.

ITEM 7. Material to be Filed as Exhibits

      There is no change to Item 7.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 18 of 19 Pages


SIGNATURES.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and current(1).

                                       /s/ Gerald D. Posner
                                       -----------------------------
                                       Gerald D. Posner

                                       /s/ Dennis L. Stoneman
                                       -----------------------------
                                       Dennis L. Stoneman

                                       /s/ Eileen Stoneman
                                       -----------------------------
                                       Eileen Stoneman

                                       /s/ Drew Stoneman
                                       -----------------------------
                                       Drew Stoneman

                                       /s/ Lori Marino
                                       -----------------------------
                                       Lori Marino

                                       /s/ Dennis Stoneman, Jr.
                                       -----------------------------
                                       Dennis Stoneman, Jr.

                                       /s/ Sandra Stoneman
                                       -----------------------------
                                       Sandra Stoneman

                                       /s/ Millie Merolla
                                       -----------------------------
                                       Millie Merolla

                                       /s/ Paul A. Kohmescher
                                       -----------------------------
                                       Paul A. Kohmescher

----------
(1) None of the Reporting Persons certifies any statements that relate to any other Reporting Person, except that the following pairs of Reporting persons certify the statements that relate to each other: Dennis L. Stoneman and Eileen Stoneman, Drew Stoneman and Lori Marino and Dennis Stoneman, Jr. and Sandra Stoneman.

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

CUSIP No. 59862R 10 3                  13D                   Page 19 of 19 Pages


                                       /s/ Lawrence C. Karlson
                                       -----------------------------
                                       Lawrence C. Karlson

                                       /s/ Hermann Schlosser
                                       -----------------------------
                                       Hermann Schlosser

                                       /s/ William J. Eckenrode
                                       -----------------------------
                                       William J. Eckenrode

                                       /s/ Earnest M. Emery
                                       -----------------------------
                                       Earnest M. Emery